Filed Pursuant to 424(b)(2)
Registration No. 333-282431

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 1, 2024)

$600,000,000

KEYSIGHT TECHNOLOGIES, INC.

4.950% Notes due 2034

We are offering for sale $600,000,000 aggregate principal amount of 4.950% notes due 2034 (the “notes”). We will pay interest on the notes on April 15 and October 15 of each year, commencing on April 15, 2025. The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will rank senior to any future subordinated indebtedness we may incur and will be effectively junior to any future secured indebtedness we may incur. See “Description of the Notes—Ranking.”

We may redeem the notes prior to their maturity, in whole or in part, at any time at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.” Unless earlier redeemed, the notes will mature on October 15, 2034. If we experience a change of control repurchase event, we will be required to offer to repurchase the notes from holders as described under “Description of the Notes—Purchase of Notes Upon a Change of Control Repurchase Event.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Public offering price	Underwriting discount	Proceeds before expenses, to us
Per note	99.897%	0.650%	99.247%
Total	$599,382,000	$3,900,000	$595,482,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 9, 2024 and must be paid by the purchasers if the notes are delivered after October 9, 2024.

The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about October 9, 2024. For information about the settlement cycle, see “Underwriting.”

Joint Book-Running Managers

BNP PARIBAS	Citigroup	BofA Securities

Barclays		J.P. Morgan

The date of this prospectus supplement is October 2, 2024.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated October 1, 2024, which is part of our Registration Statement on Form S-3 (Registration No. 333-282431) and gives more general information about the securities we may offer from time to time, some of which information may not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and neither we nor the underwriters are responsible for any such other information or representations. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized is correct as of any time subsequent to the date on the cover page of each such document.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to the “Company,” “Keysight,” “we,” “us” and “our” refer to Keysight Technologies, Inc. and its consolidated subsidiaries.

S-ii

TRADEMARKS AND TRADE NAMES

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

WHERE YOU CAN FIND MORE INFORMATION

Keysight files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding Keysight and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.investor.keysight.com and by clicking on the link “Financial Information—SEC Filings.” These references to our and the SEC’s Internet addresses are for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet addresses into this prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC covering the securities being offered under this prospectus supplement. This prospectus supplement does not contain all of the information that you can find in the registration statement and its exhibits. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus supplement is a part.

S-iii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement constitutes part of a registration statement filed under the Securities Act. The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of securities hereby.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed on December  15, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed on January 29, 2024, for the 2024 annual meeting of stockholders incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2024, filed on March 5, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2024, filed on May 31, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, filed on August 29, 2024; and

•	our Current Report on Form 8-K filed on March 26, 2024.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will furnish without charge to each person to whom this prospectus supplement is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, including exhibits to these documents. You should direct any requests for such documents to Keysight Technologies, Inc., Attention: Investor Relations, 1400 Fountaingrove Parkway, Santa Rosa, California 95403, telephone: (800) 829-4444. You may also access all of the documents above and incorporated by reference into this prospectus supplement free of charge at our website www.keysight.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement and the information incorporated by reference in this prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “assume,” “expect,” “intend,” “will,” “should,” “outlook” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could significantly affect our expected results and are based on certain key assumptions of our management and on currently available information. Due to such uncertainties and risks, no assurances can be given that such expectations or assumptions will prove to have been correct, and readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date such statements are deemed made. The forward-looking statements contained or incorporated by reference herein include, but are not limited to, predictions, future guidance, projections, beliefs, and expectations about the company’s trends, seasonality, cyclicality and growth in, and drivers of, the markets we sell into, our strategic direction, earnings from our foreign subsidiaries, remediation activities, new solution and service introductions, the ability of our solutions to meet market needs, changes to our manufacturing processes, the use of contract manufacturers, the impact of government regulations on our ability to conduct operations, our liquidity position, our ability to generate cash from operations, growth in our businesses, our investments, the potential impact of adopting new accounting pronouncements, our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans, our cost-control activities, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives, and other regulatory approvals, the integration of our completed acquisitions and other transactions, our transition to lower-cost regions, and operations that involve risks and uncertainties that could cause our results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, impacts of global economic conditions such as inflation or recession, the existence of political or economic instability, uncertainty relating to national elections and election results in the United States; slowing demand for products or services; volatility in financial markets; reduced access to credit; increased interest rates; impacts of geopolitical tension and conflict in regions outside of the United States; the impacts of increased trade tension and tightening of export control regulations; the impact of new and ongoing litigation; impacts related to endemic and pandemic conditions; impacts related to net zero emissions commitments; customer purchasing decisions and timing; order cancellations; and the impact of volatile weather caused by environmental conditions such as climate change. Our actual results could differ materially from those expressed in or implied by these forward-looking statements. Risks and uncertainties that may cause actual results to differ materially from the forward-looking statements are discussed under the heading “Risk Factors” of this prospectus and any applicable prospectus supplement and in the documents incorporated by reference or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement, including our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to revise or update any forward-looking statement for any reason, except as required by law.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized, the documents that we have filed with the SEC that are incorporated by reference herein and therein, including the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, prior to deciding whether to purchase notes.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to the “Company,” “Keysight,” “we,” “us” and “our” refer to Keysight Technologies, Inc. and its consolidated subsidiaries.

Keysight Technologies, Inc.

Keysight Technologies, Inc. is a global innovator in the computing, communications and electronics market, committed to advancing our customers’ business success by helping them solve critical challenges in the development and commercialization of their products and services. Our mission, “accelerating innovation to connect and secure the world,” speaks to the value we provide our customers in a world of ever-increasing technological complexity. We deliver this value through a broad range of design and test solutions that address the critical challenges our customers face in bringing their innovations to market faster. We were formed as a Delaware corporation on December 6, 2013. On November 1, 2014, Keysight became an independent publicly-traded company through the distribution by Agilent Technologies Inc. (“Agilent”) of 100 percent of the outstanding common stock of Keysight Technologies, Inc. to Agilent’s shareholders. Our principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403. Our telephone number is (800) 829-4444.

Our website address is www.keysight.com. The information on, or that may be accessed through, our website is not a part of this prospectus supplement.

Recent Developments

On March 28, 2024, we announced our intention to acquire the entire share capital of Spirent Communications PLC (“Spirent”) for cash consideration of 199 pence per Spirent share, which reflects a valuation of $1.46 billion on a fully diluted basis. Spirent shareholders will also be entitled to receive a special dividend of 2.5 pence per Spirent share, in lieu of any final dividend for the year ended December 31, 2023 (together with the cash consideration of 199 pence per share). The acquisition is expected to be completed during the first half of fiscal year 2025, pending regulatory clearances.

Also on March 28, 2024, we entered into a bridge credit agreement pursuant to which certain lenders agreed to provide a senior unsecured 364-day bridge loan facility of up to 1.350 billion pounds sterling (the “Bridge Facility”) for the purpose of providing the financing for the acquisition of Spirent. On July 25, 2024, the Bridge Facility was decreased to 1.23 billion pounds sterling. No borrowings have been made under the Bridge Facility as of the date of this prospectus supplement.

The Offering

The following summary contains information about the notes offered hereby and is not intended to be complete. For a more complete description of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities We May Offer.” Unless the context requires otherwise, all references to the “Company,” “we” and “our” in this “Prospectus Supplement Summary—The Offering” section refer to only Keysight Technologies, Inc. and not its subsidiaries.

Issuer	Keysight Technologies, Inc.

Securities Offered	$600,000,000 aggregate principal amount of 4.950% notes due 2034.

Maturity Date	October 15, 2034.

Interest Rates	Interest on the notes will accrue at a rate of 4.950% per annum.

Interest Payment Dates	April 15 and October 15 of each year, commencing on April 15, 2025.

Optional Redemption	We may redeem the notes, in whole or in part, (i) at any time prior to July 15, 2034 (three months prior to the maturity date of such notes) (the “Par Call Date”) at the applicable make-whole redemption price or (ii) at any time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus, in either case, accrued interest to but excluding the relevant redemption date, as described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

Purchase of Notes Upon a Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes—Purchase of Notes Upon a Change of Control Repurchase Event.”

Ranking	The notes will be our unsecured and unsubordinated obligations and will:

•	rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations;

•	rank senior in right of payment to all of our future indebtedness that is subordinated to the notes;

•	be effectively subordinated in right of payment to all of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of our subsidiaries.

At July 31, 2024, we had approximately $1.8 billion of indebtedness outstanding on a consolidated basis.

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, limit the ability of us and our subsidiaries to create or permit to exist liens with respect to principal properties and the capital stock of subsidiaries and to enter into sale and leaseback transactions with respect to principal properties and will limit our ability to merge or consolidate with any other entity or convey, transfer or lease our properties and assets substantially as an entirety. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes—Certain Covenants—Limitation on Liens” and “Description of the Notes—Certain Covenants—Limitation on Sale and Leaseback Transactions” in this prospectus supplement and “Debt Securities We May Offer—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to repay our outstanding $600 million of 4.550% Senior Notes due 2024 (the “2024 Notes”) which mature on October 30, 2024. See “Use of Proceeds.”

Absence of a Public Market for the Notes	The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Accordingly, there can be no assurance as to the development or liquidity of any markets for the notes. The underwriters have advised us that they intend to make a market in the notes, if issued, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with the notes offered hereby in all respects (except for the issue date, the issue price to investors, and the first payment of interest following the issue date of such additional notes), as described under “Description of Debt Securities We May Offer—Further Issuances” in the accompanying prospectus. Any such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes offered hereby and will vote together as one class on all matters with respect to the notes.

Denomination and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in the accompanying prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. See “Description of Debt Securities We May Offer—Book-Entry; Delivery and Form; Global Notes” in the accompanying prospectus.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks you should particularly consider before investing in the notes.

Trustee	U.S. Bank Trust Company, National Association.

Governing Law	State of New York.

Summary Consolidated Financial Data of Keysight

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2024, April 30, 2024 and July 31, 2024 incorporated by reference in this prospectus supplement. The summary consolidated financial data (i) for the fiscal years ended October 31, 2023, October 31, 2022 and October 31, 2021 are derived from our audited financial statements incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and (ii) for the nine months ended July 31, 2024 and July 31, 2023 and as of July 31, 2024 are derived from our unaudited financial statements incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024. Results for the nine months ended July 31, 2024 are not necessarily indicative of results to be expected for the full fiscal year or any period in the future.

Keysight Consolidated Statement of Operations Data

	Nine months ended July 31,		Year ended October 31,
	2024	2023	2023	2022	2021
	(in millions, except per share data)
Revenue:
Products	$2,761	$3,321	$4,336	$4,386	$3,993
Services and other	931	832	1,128	1,034	948

Total revenue	3,692	4,153	5,464	5,420	4,941
Costs and expenses:
Cost of products	1,069	1,180	1,552	1,607	1,511
Cost of services and other	292	285	380	363	361

Total costs	1,361	1,465	1,932	1,970	1,872
Research and development	686	664	882	841	811
Selling, general and administrative	1,052	994	1,307	1,283	1,195
Other operating expense (income), net	(10)	(11)	(15)	(8)	(17)

Total costs and expenses	3,089	3,112	4,106	4,086	3,861

Income from operations	603	1,041	1,358	1,334	1,080
Interest income	60	70	102	16	3
Interest expense	(61)	(58)	(78)	(79)	(79)
Other income (expense), net	15	28	(25)	14	6

Income before taxes	617	1,081	1,357	1,285	1,010
Provision (benefit) for income taxes	(70)	250	300	161	116

Net income	$687	$831	$1,057	$1,124	$894

Net income per share:
Basic	$3.94	$4.66	$5.95	$6.23	$4.84
Diluted	$3.92	$4.63	$5.91	$6.18	$4.78
Weighted average shares used in computing net income per share:
Basic	174	178	178	180	185
Diluted	175	179	179	182	187

Keysight Consolidated Balance Sheet Data

	July 31, 2024	October 31,
		2023	2022
	(in millions)
Cash and cash equivalents	$1,632	$2,472	$2,042
Working capital(1)	2,047	2,760	2,827
Total assets	9,323	8,683	8,098
Current liabilities	1,949	2,049	1,407
Long-term debt	1,196	1,195	1,793
Stockholders’ equity	5,230	4,654	4,161

(1)	Current assets minus current liabilities.

RISK FACTORS

An investment in the notes involves a high degree of risk. Prior to making a decision about purchasing any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended October 31, 2023 and in our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024 as updated by annual, quarterly and other documents we file with the SEC.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to the Notes

Keysight has significant outstanding unused borrowing capacity under its senior unsecured revolving credit facility and its senior unsecured 364-day bridge loan facility. Keysight may also incur additional debt in the future. The terms of the credit agreement that governs Keysight’s senior unsecured credit facility and the terms of any future indebtedness may, restrict the activities of Keysight.

We have a $750 million five-year unsecured revolving credit facility that will expire on July 30, 2026, subject to extension under certain circumstances described in the amended and restated revolving credit agreement, dated July 30, 2021 by and among Keysight, certain lenders party thereto and Citibank, N.A., as administrative agent (the “Revolving Credit Facility”). As of July 31, 2024, there were no amounts outstanding under the Revolving Credit Facility. The Revolving Credit Facility imposes restrictions on Keysight and our subsidiaries, including certain restrictions on our and our subsidiaries’ ability to incur liens on our respective assets. In addition, the Revolving Credit Facility requires Keysight to maintain compliance with a financial covenant. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If Keysight breaches any of these restrictions or covenants and does not obtain a waiver from the lenders, then, subject to applicable cure periods, any outstanding indebtedness under the Revolving Credit Facility could be declared immediately due and payable. On March 28, 2024, we also entered into a bridge credit agreement, pursuant to which certain lenders agreed provide a senior unsecured 364-day bridge loan facility of up to 1.350 billion pounds sterling (the “Bridge Facility”) for the purpose of providing the financing for the acquisition of Spirent. On July 25, 2024, the Bridge Facility was decreased to 1.230 billion pounds sterling. As of the date of this prospectus supplement, no borrowings have been made under the Bridge Facility. We may incur significantly more indebtedness in the future by drawing under the Revolving Credit Facility, Bridge Facility or otherwise.

Keysight derives a substantial portion of its cash flow from dividends and other distributions from its subsidiaries.

We derive a substantial portion of our income and cash flow from dividends and other distributions of our subsidiaries. The subsidiaries of Keysight are legally distinct from Keysight and have no obligation to pay amounts due on Keysight’s indebtedness or to make funds available for such payment. In addition, the subsidiaries of Keysight are permitted under the terms of the indenture governing the notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Keysight. We cannot assure you that the agreements governing any current or future indebtedness of Keysight’s subsidiaries will permit such subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

The notes will not be guaranteed by any of Keysight’s subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of Keysight’s subsidiaries.

The notes will be obligations exclusively of Keysight and will not be guaranteed by any of Keysight’s subsidiaries. As a result, the notes will be structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of Keysight’s subsidiaries.

As of July 31, 2024, Keysight (excluding its subsidiaries) had approximately $1.8 billion of outstanding indebtedness. In addition, Keysight is a party to the Revolving Credit Facility, under which it has borrowing capacity of up to $750 million, some or all of which may be borrowed in the future. As of July 31, 2024, Keysight’s subsidiaries had approximately $1.1 billion of outstanding liabilities (including trade payables, but excluding intercompany liabilities and deferred revenue), all of which rank structurally senior to the notes. Keysight’s subsidiaries are separate and distinct legal entities from Keysight. Keysight’s subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet the payment obligations on the notes. Any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon, among other things, the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and the rights of the holders of the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of such subsidiaries.

Changes in Keysight’s credit ratings may adversely affect the value of the notes. Our credit ratings may not reflect all risks of your investment in the notes.

Any ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Keysight’s credit ratings impact the cost and availability of future borrowings and, accordingly, Keysight’s cost of capital. In addition, the credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Keysight’s credit ratings, including any announcement that Keysight’s ratings are under further review for a downgrade, could affect the market value of the notes, Keysight’s liquidity or future flexibility to access liquidity and Keysight’s ability to access capital.

The indenture will not restrict the amount of additional indebtedness that Keysight or its subsidiaries may incur. The covenants in the indenture afford you only limited protection.

The limited covenants in the notes and the indenture governing the notes may not provide protection against some events or developments that may affect our ability to repay the notes. The notes and the indenture under which the notes will be issued do not restrict the amount of indebtedness that we or any of our subsidiaries may incur. Our and our subsidiaries’ incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that any credit rating of the notes is lowered or withdrawn. In addition, we and our subsidiaries are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing Keysight securities, or securities of any of our subsidiaries.

There are no financial covenants in the indenture governing the notes. Except for the covenants described in this prospectus supplement under “Description of the Notes—Certain Covenants—Limitation on Liens” and “Description of the Notes—Certain Covenants—Limitation on Sale and Leaseback Transactions” or the accompanying prospectus under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” and in this prospectus supplement under “Description of the Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” there are no covenants or any other provisions in the indenture that afford you protection in the event of a highly leveraged transaction, including one that results in a change of control of Keysight. In addition, the definition of the term “change of control repurchase event” (as defined under the heading “Description of the Notes—Purchase of Notes Upon a Change of Control Repurchase Event”), does not cover a variety of transactions (such as acquisitions by us) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a change of control repurchase event, we would not be required to offer to repurchase your notes prior to maturity.

Further, holders of the notes should have a reasonable expectation that, subject to certain exceptions described in the indenture, the indenture or the notes may be amended, supplemented or waived from time to time in accordance with the terms of the indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all holders of each applicable series of notes. See “Description of Debt Securities We May Offer—Modification and Waiver” in the accompanying prospectus. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Keysight may not be able to repurchase all of the notes upon a change of control repurchase event as required by the indenture that will govern the notes.

As described under “Description of the Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” Keysight will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. A change of control under the notes would trigger an event of default under our Revolving Credit Facility causing us to have to repay any amounts outstanding thereunder immediately. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There is currently no market for the notes, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established public market. Keysight does not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised Keysight that they intend to make a market in the notes, if issued, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. An active trading market for the notes may not develop or be sustained, and we cannot assure you as to the liquidity of any market that does develop. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in Keysight’s financial performance or prospects or changes in the financial performance or prospects of companies in Keysight’s industry. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. Any trading market that might develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

As a result, you may not be able to sell your notes at a particular time, and the price that you receive when you sell may not be favorable.

The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Keysight’s board of directors has broad discretion to determine that a property is not a principal property and therefore not subject to certain covenants in the indenture.

The indenture governing the notes includes covenants that, among other things, limit the ability of Keysight and its subsidiaries to create or permit to exist mortgages and other liens on and enter into sale and leaseback transactions with respect to principal properties (as defined in the indenture). This is the only limit in the notes on Keysight’s ability to incur secured debt that would be effectively senior to the notes to the extent of the value of the collateral. See the covenants described in this prospectus supplement under “Description of the Notes—Certain Covenants” and the section in this prospectus supplement under “Description of the Notes—Definitions.” The indenture provides that a principal property means the headquarters of Keysight, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within the territorial limits of the United States of America owned by Keysight or any of its wholly owned subsidiaries, except such properties as Keysight’s board of directors determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Keysight and its subsidiaries taken as a whole) not to be of material importance to the business of Keysight and its subsidiaries, taken as a whole. As of the date of this prospectus supplement, neither Keysight nor any subsidiary of Keysight has any property that constitutes a principal property under the indenture other than Keysight’s headquarters. Although it has not yet done so, under the terms of the indenture, Keysight’s board of directors may determine from time to time after the issuance of the notes that a Keysight property is not a principal property and therefore such property is not subject to the covenants in the indenture. Accordingly, the indenture governing the notes will not limit the amount of secured indebtedness incurred by Keysight and its subsidiaries, all of which will be effectively and/or structurally senior to the notes.

The notes are subject to prior claims of secured creditors.

The notes will be unsecured, ranking equally in right of payment with other unsecured and unsubordinated indebtedness of Keysight, and will be effectively subordinated in right of payment to any secured indebtedness of Keysight, to the extent of the value of the assets securing such indebtedness. As of July 31, 2024, Keysight did not have any significant secured indebtedness outstanding. However, the indenture governing the notes and the credit agreement governing the Revolving Credit Facility permit Keysight and its subsidiaries to incur secured indebtedness under specified circumstances, and the amounts could be substantial. If we incur any indebtedness secured by our assets or the assets of our subsidiaries, these assets could be subject to the prior claims of secured creditors.

In the event of a bankruptcy, liquidation or similar proceeding, the pledged assets of Keysight would be available to satisfy obligations of the secured indebtedness before any payment could be made on the notes. As a result, the notes will be effectively subordinated to any secured indebtedness that Keysight may have. To the extent that such pledged assets cannot satisfy such secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes.

Redemption may adversely affect your return on the notes.

We have the right to redeem the notes prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

USE OF PROCEEDS

We estimate the net proceeds from the offering of the notes will be approximately $589.6 million, after deducting the underwriting discount and estimated expenses payable by us in connection with this offering.

We intend to use the net proceeds from this offering for general corporate purposes, including to repay our 2024 Notes. The 2024 Notes accrue interest at an annual rate of 4.550% and mature on October 30, 2024.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and capitalization as of July 31, 2024:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to the notes offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds.”

The following data are qualified in their entirety by our financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with the sections entitled “Risk Factors,” “Use of Proceeds,” and our audited consolidated financial statements and notes thereto and our unaudited consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended October 31, 2023 and our Quarterly Report on Form 10-Q for the period ended July 31, 2024, which are in each case incorporated by reference herein.

	As of July 31, 2024
	Actual	As adjusted
	(unaudited)
	(In millions, except share numbers)
Cash and cash equivalents	$1,632	$1,632

Total debt:
4.55% Senior Notes due 2024	600	—
4.60% Senior Notes due 2027	698	698
3.00% Senior Notes due 2029	498	498
4.950% Senior Notes due 2034 offered hereby	—	600
Bridge Facility	—	—
Revolving Credit Facility(1)	—	—

Total debt	$1,796	$1,796
Equity:
Preferred stock, $0.01 par value; 100 million shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 1 billion shares authorized, 201 million shares issued	2	2
Treasury stock at cost, 27.5 million shares at July 31, 2024	(3,270)	(3,270)
Additional paid in capital	2,637	2,637
Retained earnings	6,298	6,298
Accumulated other comprehensive loss	(437)	(437)

Total stockholders’ equity	5,230	5,230

Total capitalization	$7,026	$7,026

(1)

On July 30, 2021, we entered into a $750 million five-year unsecured Revolving Credit Facility with a syndicate of banks. As of July 31, 2024, no amounts were outstanding under the Revolving Credit Facility.

DESCRIPTION OF THE NOTES

The term “notes” refers to Keysight’s $600,000,000 4.950% Notes due 2034. For purposes of this section, (1) the terms “Keysight,” “Company,” “we,” “our” and “us” refer only to Keysight and not to any of its subsidiaries and (2) capitalized terms used in this section shall have the meaning given to such term in this section or in “Description of Debt Securities We May Offer” in the accompanying prospectus, as applicable. The notes are a separate series of debt securities of the Company described in the accompanying prospectus, and this summary supplements that description.

Keysight will issue the notes pursuant to a supplemental indenture to the indenture to be entered into between us and U.S. Bank Trust Company, National Association, as trustee (as amended, modified or supplemented, the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the indenture and the Trust Indenture Act for a complete statement of the terms applicable to the notes.

The following is a summary of material provisions of the indenture and the notes. The following summary of the terms of the indenture and the notes is not complete and is subject to, and is qualified by reference to, the indenture and the notes, including the definitions therein of certain capitalized terms used but not defined in this description of the notes. We urge you to read the entire indenture because it, and not this description, defines your rights as holders of the notes, including certain definitions used in this section.

The notes will mature on October 15, 2034. The notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Interest on the notes will accrue at a rate of 4.950% per annum. Interest will accrue from the most recent interest payment date to or for which interest has been paid or duly provided for, payable semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2025.

Interest on each note will be paid to the person in whose name that note is registered at the close of business on April 1 or October 1 immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will not be subject to any sinking fund.

Keysight may, subject to compliance with applicable law, at any time purchase notes in the open market, negotiated transactions or otherwise.

Ranking

The notes will be unsecured, unsubordinated obligations of Keysight and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Keysight, including any indebtedness Keysight may incur from time to time under its senior revolving credit facility or the Bridge Facility.

The notes will be effectively junior to all existing and future secured indebtedness of Keysight to the extent of the assets securing such indebtedness, and will be structurally subordinated to all existing and future liabilities of Keysight’s subsidiaries, including their indebtedness and trade payables. As of July 31, 2024, Keysight did not have any secured indebtedness outstanding.

Keysight derives a substantial portion of its operating income and cash flow from its subsidiaries. Therefore, Keysight’s ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from its subsidiaries. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or to provide Keysight with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, claims of creditors of Keysight’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Keysight’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Keysight’s subsidiaries. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of Keysight’s subsidiaries to make payments or other distributions to it, and Keysight’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it. The combined indebtedness of Keysight and its subsidiaries, as of July 31, 2024, was approximately $1.8 billion. In addition, the Revolving Credit Facility, under which Keysight has $750 million of borrowing capacity, permits Keysight, subject to certain customary conditions, on one or more occasions to request to increase the total commitments thereunder by up to $250 million in the aggregate. As of July 31, 2024, Keysight’s subsidiaries had approximately $1.1 billion of outstanding liabilities (including trade payables, but excluding intercompany liabilities and deferred revenue), all of which ranks structurally senior to the notes.

Optional Redemption

Prior to July 15, 2034 (three months prior to their maturity date) (the “Par Call Date”), Keysight may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities - Treasury constant maturities - Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

A partial redemption of the notes may be effected pro rata, by lot or by such other method as the trustee may deem fair and appropriate (and in accordance with DTC’s applicable procedures, if applicable) and may provide for the selection for redemption of portions (so that any notes remaining after such redemption are equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for such notes.

Notice of any redemption of the notes in connection with a corporate transaction that is pending (including an equity offering, an incurrence of indebtedness or a change of control) may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. We shall notify holders of any such rescission as soon as practicable after we determine that we will not be able satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Unless Keysight defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, Keysight will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Except as described above, the notes will not be redeemable at our option prior to maturity.

Purchase of Notes Upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Keysight has exercised its right to redeem the notes as described above, Keysight will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Keysight, prior to any change of control, but after the public announcement of the change of control transaction, Keysight will mail (or send through the facilities of DTC, if applicable) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or sent. The notice shall, if mailed or sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Keysight will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Keysight will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Keysight will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Keysight.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Keysight will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Keysight and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, Keysight’s obligation to repurchase the notes upon a change of control repurchase event may be waived by the holders of at least a majority of the outstanding notes affected by the waiver.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Keysight and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Keysight and the underwriters. Keysight has no present intention to engage in a transaction involving a change of control, although it is possible that Keysight could decide to do so in the future. Subject to the limitations discussed below, Keysight could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness of Keysight (or its subsidiaries) outstanding at such time or otherwise affect the capital structure of Keysight or its subsidiaries or credit ratings of the notes. Restrictions on the ability of Keysight to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described in this prospectus supplement in the sections titled “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” and in the accompanying prospectus in the section entitled “Description of the Debt Securities We May Offer—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Each of these covenants is subject to significant qualifications and exceptions limiting their applicability to a wide scope of transactions. Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Keysight or a highly leveraged or similar transaction involving Keysight.

Keysight may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Keysight may be prohibited from repurchasing the notes under the terms of its other debt instruments outstanding at such time. Furthermore, a change of control repurchase event constitutes an event of default under its Revolving Credit Facility. See “Risk Factors—Risks Related to the Notes—Keysight may not be able to repurchase all of the notes upon a change of control repurchase event as required by the indenture that will govern the notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Keysight and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Keysight or one of its subsidiaries; (2) the adoption of a plan relating to Keysight’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than Keysight or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Keysight’s voting stock or other voting stock into which Keysight’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the board of directors of Keysight are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control by virtue of clause (1) or (3) above if (a) Keysight becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) as a result of such transaction and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Keysight’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of Keysight who (1) was a member of such board of directors on the date of the issuance of the notes or (2) whose election, appointment or nomination to such board of directors was approved of a majority of the continuing directors who were members of such board of directors at the time of such nomination, appointment or election.

“Fitch” means Fitch Ratings Ltd. and its successors.

“investment grade” means a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Keysight.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“rating agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Keysight, Keysight shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the board of directors of Keysight) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by Keysight to pay rating agency fees to make a rating of the notes shall not be a “reason outside of the control of Keysight” for the purposes of the preceding sentence.

“rating category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A. Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (iii) with respect to Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iv) the equivalent of any such category of S&P, Moody’s or Fitch used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P or Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P or Fitch, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“ratings event” means a decrease in the ratings of the notes by one or more of the rating agencies such that the applicable notes are rated below investment grade by all of the rating agencies on any date during the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a change of control or of the intention of Keysight to effect a change of control or (b) the occurrence of such change of control and (ii) ends 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies).

Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

Keysight will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on (i) any Principal Property or (ii) the capital stock of any subsidiary, to secure any indebtedness for borrowed money of Keysight, any subsidiary or any other person without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to the exceptions described below:

•

liens on assets or property of a person at the time it becomes a subsidiary, securing only indebtedness of such person, provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;

•

liens on assets created at the time of, or within 24 months after the later of, (a) the acquisition, purchase, lease, improvement or development of such assets or (b) the placing in operation of such assets, in each case, to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets or to secure debt incurred to provide funds for any such purpose;

•	liens on property incurred in permitted sale and leaseback transactions;

•	liens incurred in connection with pollution control, industrial revenue or similar financings;

•	liens in favor of only Keysight or one or more subsidiaries of Keysight;

•	liens on assets existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Keysight or any Significant Subsidiary in the ordinary course of business;

•	liens in favor of the trustee granted in accordance with the indenture;

•

liens on property of Keysight or a subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

•

liens on assets or property of an entity existing at the time such entity is merged or consolidated with us or one of our subsidiaries, provided such liens were not incurred in anticipation of such merger or consolidation and such liens do not extend to any assets of us our any of our subsidiaries other than those of the person being merged or consolidated with us or our subsidiary and its direct or indirect subsidiaries;

•

liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by us or a subsidiary and for which we maintain adequate reserves in accordance with GAAP;

•	liens incurred in connection with an asset acquisition or a project financed with a Non-recourse Obligation;

•

liens in favor of materialman, mechanics, workmen or repairmen, landlord’s liens for rent or other similar liens arising, in each case, in respect of obligations that are not overdue by more than 30 calendar days or which are being contested by us or any subsidiary in good faith and by appropriate proceedings or other liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

•

liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that, in our opinion, do not materially impair the use of the real property;

•	liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings;

•	liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

•

liens incurred or deposits made by us or our subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, trade contracts, performance, surety or return-of-money bonds or other similar obligations;

•	with respect to any series of notes, liens existing on the date that notes of such series are first authenticated by the trustee;

•	liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

•

liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to any such indebtedness referred to above, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii) below) and the amount of indebtedness secured by such lien is not increased (other than (i) by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding and (ii) where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project that is subject to a lien securing the indebtedness being extended, refinanced or renewed by an amount equal to such additional principal amount); and

•

liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of $650 million and 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien;

Limitation on Sale and Leaseback Transactions

Keysight will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which Keysight or any subsidiary leases any Principal Property that has been or is to be sold or transferred by Keysight or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Keysight or such subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Keysight and a subsidiary of Keysight or only between subsidiaries of Keysight;

•

leases where the proceeds from the sale of the property are at least equal to the fair market value (as determined in good faith by Keysight) of the property and Keysight applies an amount equal to the net proceeds of the sale to the retirement of long-term indebtedness or to the purchase of other property or equipment used or useful in its business, within 365 days before or after the effective date of such sale; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Keysight may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it;

•

leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property; and

•

leases of property in connection with the separation and distribution of Keysight, including any such leases pursuant to or in accordance with the separation and distribution agreement or any other document or agreement relating to or entered into in connection with the separation and distribution of Keysight.

Events of Default

Each of the following is an “event of default” under the indenture with respect to notes of any series:

(1) a failure to pay principal of the notes of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2) a default in the payment of any interest or premium, if any, on the notes of such series when due, continued for 30 days;

(3) certain events of bankruptcy, insolvency or reorganization involving Keysight;

(4) a default in the performance, or breach, of Keysight’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described in the accompanying prospectus;

(5) a default in the performance, or breach, of any other covenant, warranty or agreement applicable to such series of notes (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 90 days after a Notice of Default (as defined below) is given to Keysight;

(6) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries) outstanding in an amount in excess of $150 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $150 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the related event of default under the indenture will be deemed cured; and

(7) a failure by Keysight to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes Upon a Change of Control Repurchase Event.”

A default under clause (5) or (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding notify Keysight of the default and Keysight does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Keysight shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Keysight is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may declare, by notice to Keysight in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding notes of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight shall occur, such amount with respect to all the outstanding notes of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding notes of such series to the fullest extent permitted by applicable law. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained, the registered holders of a majority in aggregate principal amount of outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding notes of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding notes of such series, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of notes, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes of such series, unless such holders shall have offered to the trustee, and if requested, provided, indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of notes of any series will have any right to institute any proceeding with respect to the indenture or the notes unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default;

(b) the registered holders of at least 25% in aggregate principal amount of the notes of such series then outstanding have made written request and offered reasonably satisfactory indemnity to the trustee to institute such proceeding as trustee; and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any notes for enforcement of payment of the principal of, and premium, if any, or interest on, such notes on or after the respective due dates thereof.

The indenture will require Keysight to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Keysight will be required to deliver to the trustee a statement specifying such default or event of default, its status, and what actions Keysight is taking or proposes to take with respect thereto.

Definitions

The indenture contains the following defined terms:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Keysight and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Keysight in accordance with GAAP which Keysight shall have most recently filed with the SEC or otherwise distributed to its shareholders (and not subsequently disclaimed as not being reliable by Keysight) prior to the time as of which “Consolidated Net Tangible Assets” is being determined (which calculation shall give pro forma effect to any acquisition by or disposition of assets of Keysight or any of its subsidiaries involving the payment or receipt by Keysight or any of its subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $25 million that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture and from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Keysight or any direct or indirect subsidiaries of Keysight or the financing of a project involving the development or expansion of properties of Keysight or any direct or indirect subsidiaries of Keysight, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Keysight or any direct or indirect subsidiary of Keysight or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the headquarters of Keysight, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within the territorial limits of the United States of America owned by Keysight or any of its wholly owned subsidiaries, in each case the net book value of which as of that date exceeds $50 million, except such as Keysight’s board of directors (or any committee thereof duly authorized to act on behalf of such board) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Keysight and its subsidiaries taken as a whole) not to be of material importance to the business of Keysight and its subsidiaries, taken as a whole.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“trustee” means the person named as “Trustee” in the indenture until a successor trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter, “trustee” shall mean or include each person who is then a trustee under the indenture, and if at any time there is more than one such person, “trustee” as used with respect to the notes of any series shall mean the trustee with respect to the notes of that series.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (generally, assets held for investment purposes) by persons who purchase the notes for cash pursuant to this offering at their “issue price” (the first price at which a substantial amount of the notes is sold to investors for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler)).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor an entity or arrangement classified as a partnership for United States federal income tax purposes.

If any entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or a person who is an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation” or “passive foreign investment company”;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed or subject to different interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below.

This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances (including any consequences that may apply to holders of the 2024 Notes), nor does it address the Medicare tax on net investment income, other United States federal taxes (such as estate and gift taxes) or the effects of any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under any other United States federal tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder.

Stated Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is received or accrued, depending on your regular method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be your cost for the note. Any gain or loss you recognize generally will be capital gain or loss and generally will be long-term capital gain or loss if you have held the note for more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a non-U.S. holder.

United States Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, no United States federal income or withholding tax will apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note. You should consult your own tax advisors regarding your entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), then you will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of your effectively connected earnings and profits, subject to certain adjustments.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), in which case you will generally be subject to United States federal income tax (and possibly branch profits tax) on such gain in the same manner as described above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will generally be subject to United States federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on such gain (net of certain United States source losses).

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of interest on the notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless in each case you establish that you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide your taxpayer identification number and a certification that you are not subject to backup withholding, or if you have failed to report in full interest and dividend income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement. In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to a recipient (whether such recipient is the beneficial owner of the notes or, instead, an intermediary) that is (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders— United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under

FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the notes, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amount of notes indicated in the following table. BNP Paribas Securities Corp., Citigroup Global Markets Inc. and BofA Securities, Inc. are the representatives of the underwriters.

Underwriter	Principal Amount of Notes
BNP Paribas Securities Corp.	$150,000,000
Citigroup Global Markets Inc.	150,000,000
BofA Securities Inc.	122,222,000
Barclays Capital Inc.	88,889,000
J.P. Morgan Securities LLC	88,889,000

Total	$600,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not in excess of 0.400% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not in excess of 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The Company has agreed with the underwriters, subject to certain exceptions, not to, except with the prior written consent of BNP Paribas Securities Corp., Citigroup Global Markets Inc. and BofA Securities, Inc., offer, sell, contract to sell or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company during the period from the date of this prospectus supplement continuing through the settlement date of the notes.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $5.9 million. The underwriters have agreed to reimburse the Company for certain expenses incurred by it in connection with this offering.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates are lenders and/or agents under the Revolving Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. Certain of the underwriters or their respective affiliates that have a lending relationship with the Company routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Company, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

It is expected that the delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day immediately preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any trade to prevent a failed settlement and should consult their own adviser.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, BNP Paribas Securities Corp., BofA Securities Inc. and Citigroup Global Markets Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, BNP Paribas Securities Corp., BofA Securities Inc. and Citigroup Global Markets Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, may not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement may be distributed only to, and is directed only at, and any offer of the notes is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended October 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

KEYSIGHT TECHNOLOGIES, INC.

Common Stock

Preferred Stock

Senior Debt Securities

We may offer and sell any combination of the securities described in this prospectus in one or more series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities. A prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.

You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We may sell the securities to or through underwriters, dealers, agents or other third parties, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases.

Our Common Stock is traded on the New York Stock Exchange under the symbol “KEYS.” Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 4 of this prospectus as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 1, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the terms of the particular securities to be offered. The prospectus supplements may also add, update, change or supersede information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the information in the applicable prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus, together with additional information incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, as well as information described below under the heading “Where You Can Find More Information” before deciding whether to invest in any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional or different information. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities to which they relate, nor do this prospectus and any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate on any date other than the respective dates of such documents, as applicable, even though this prospectus, any applicable prospectus supplement or any applicable free writing prospectus is delivered or securities are sold on a later date.

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” “Keysight” or the “Company” and similar terms refer to Keysight Technologies, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement and the information incorporated by reference in this prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “assume,” “expect,” “intend,” “will,” “should,” “outlook” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could significantly affect our expected results and are based on certain key assumptions of our management and on currently available information. Due to such uncertainties and risks, no assurances can be given that such expectations or assumptions will prove to have been correct, and readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date such statements are deemed made. The forward-looking statements contained or incorporated by reference herein include, but are not limited to, predictions, future guidance, projections, beliefs, and expectations about the company’s trends, seasonality, cyclicality and growth in, and drivers of, the markets we sell into, our strategic direction, earnings from our foreign subsidiaries, remediation activities, new solution and service introductions, the ability of our solutions to meet market needs, changes to our manufacturing processes, the use of contract manufacturers, the impact of government regulations on our ability to conduct operations, our liquidity position, our ability to generate cash from operations, growth in our businesses, our investments, the potential impact of adopting new accounting pronouncements, our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans, our cost-control activities, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives, and other regulatory approvals, the integration of our completed acquisitions and other transactions, our transition to lower-cost regions, and operations that involve risks and uncertainties that could cause our results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, impacts of global economic conditions such as inflation or recession, the existence of political or economic instability, uncertainty relating to national elections and election results in the United States; slowing demand for products or services; volatility in financial markets; reduced access to credit; increased interest rates; impacts of geopolitical tension and conflict in regions outside of the United States; the impacts of increased trade tension and tightening of export control regulations; the impact of new and ongoing litigation; impacts related to endemic and pandemic conditions; impacts related to net zero emissions commitments; customer purchasing decisions and timing; order cancellations; and the impact of volatile weather caused by environmental conditions such as climate change. Our actual results could differ materially from those expressed in or implied by these forward-looking statements. Risks and uncertainties that may cause actual results to differ materially from the forward-looking statements are discussed under the heading “Risk Factors” of this prospectus and any applicable prospectus supplement and in the documents incorporated by reference or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement, including our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to revise or update any forward-looking statement for any reason, except as required by law.

KEYSIGHT TECHNOLOGIES, INC.

Keysight Technologies, Inc. is a global innovator in the computing, communications and electronics market, committed to advancing our customers’ business success by helping them solve critical challenges in the development and commercialization of their products and services. Our mission, “accelerating innovation to connect and secure the world,” speaks to the value we provide our customers in a world of ever-increasing technological complexity. We deliver this value through a broad range of design and test solutions that address the critical challenges our customers face in bringing their innovations to market faster. We were formed as a Delaware corporation on December 6, 2013. On November 1, 2014, Keysight became an independent publicly-traded company through the distribution by Agilent Technologies Inc. (“Agilent”) of 100 percent of the outstanding common stock of Keysight Technologies, Inc. to Agilent’s shareholders. Our principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403. Our telephone number is (800) 829-4444.

Our website address is www.keysight.com. The information on, or that may be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in our securities, you should carefully consider the risk factors described under the caption “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated or deemed to be incorporated by reference in this prospectus, as well as any risk factors that may be set forth in any applicable prospectus supplement, and any other documents that we incorporate by reference into this prospectus. See “Where you Can Find More Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of debt, share repurchases, financing capital commitments and financing future acquisitions. Any other specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement with respect thereto.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus common stock, preferred stock, senior debt securities or any combination of the foregoing. The following description of the terms of these securities sets forth some of the general terms and provisions of the securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the related prospectus supplement. If the information contained in the applicable prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF EQUITY SECURITIES WE MAY OFFER

Authorized Stock

Our authorized capital stock consists of one billion shares of common stock, par value $0.01 per share (“Common Stock”), of which 173,543,355 shares were outstanding as of August 26, 2024, and 100 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”), none of which were outstanding as of that date. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. The following summary description of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended from time to time, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to any preferential rights of any then-outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Keysight, holders of our Common Stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding Preferred Stock.

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Our Common Stock is traded on the New York Stock Exchange under the symbol “KEYS.”

The transfer agent and registrar for our Common Stock is Computershare Trust Company.

Preferred Stock

This section is only a summary of the Preferred Stock that we may offer. We urge you to read carefully our Amended and Restated Certificate of Incorporation, as amended, and the designation we will file in relation to an issue of any particular series of Preferred Stock before you buy any Preferred Stock. This section describes the general terms and provisions of the Preferred Stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the Preferred Stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

Under the terms of our Amended and Restated Certificate of Incorporation, as amended, our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”) and by our Amended and Restated Certificate of Incorporation, as amended, to issue up to 100 million shares of Preferred Stock in one or more series without further action by the holders of our Common Stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and by our Amended and Restated Certificate of Incorporation, as amended, to determine the designations, powers, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights and liquidation preferences, of each series of Preferred Stock.

The transfer agent and registrar for the Preferred Stock will be specified in the applicable prospectus supplement.

Restrictions on Change in Control

See “Important Provisions of Our Governing Documents and Delaware Law” below for a description of certain provisions in our Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws that may have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

The description below of the general terms of the debt securities that we may offer under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement.

The debt securities offered by this prospectus will be our unsecured senior notes, or the “notes”. We will issue the debt securities under an indenture to be entered into (as amended, supplemented or otherwise modified, the “indenture”) between us and U.S. Bank Trust Company, National Association, as trustee, or the “trustee.” The terms of each series of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the notes.

We have summarized material terms and provisions of the indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture. A copy of the form of indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. The indenture does not limit the amount of debt securities or other unsecured debt which we may issue.

The debt securities will be unsecured and unsubordinated and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

The debt securities will not be secured by any of our property or assets and will be effectively junior to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to all existing and future liabilities of our subsidiaries, including their indebtedness and trade payables. Thus, by owning a debt security, you are one of our unsecured creditors.

We derive a substantial portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or to provide Keysight with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, claims of creditors of Keysight’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Keysight’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Keysight’s subsidiaries. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of Keysight’s subsidiaries to make payments or other distributions to it, and Keysight’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it.

In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

A prospectus supplement or free writing prospectus will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	the price(s) at which the debt securities will be issued;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•

if other than U.S. dollars, the currency or currencies in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•

the date or dates from which interest, if any, will accrue, the dates on which the interest, if any, will be payable, the method of determining holders to whom any of the interest will be payable and any right to defer the payment of interest;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•

the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our Common Stock, Preferred Stock or other securities or property or settled for the cash value of securities issued by us and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•

whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•

each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any covenants applicable to the particular debt securities being issued;

•	whether the debt securities will be subject to defeasance or covenant defeasance;

•	the CUSIP and/or ISIN number(s) of the debt securities of the series;

•	if a trustee other than U.S. Bank Trust Company, National Association is to act as trustee for the debt securities of such series, the name and corporate trust office of such trustee;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information related thereto will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.

Further Issuances

The indenture will not limit the aggregate principal amount of notes that may be issued under it. Unless otherwise provided in the terms of a series of notes, a series may be reopened, without notice to or consent of any holder of outstanding notes, for issuances of additional notes of that series. The terms of each series of notes will be established by, or pursuant to, a resolution of Keysight’s board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.

Keysight may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, any series of the notes, in all respects (except for the issue date, the issue price to investors, and the first payment of interest following the issue date of such additional notes). Any such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes of such series and will vote together as one class on all matters with respect to the notes of such series.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Keysight for such purpose (which initially will be the corporate trust office of the trustee located at 1 California Street, Suite 1000, San Francisco, CA 94111, Attention: (Keysight Technologies, Inc.). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Keysight, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1 million principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Keysight maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Keysight may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. Keysight is not required to transfer or exchange any note selected for redemption during a period of 15 days before the mailing or sending of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by Keysight that remain unclaimed two years after such payment was due and payable will be repaid to Keysight, and the holders of such notes will thereafter look solely to Keysight for payment.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for our Common Stock, Preferred Stock or our other securities or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Certain Covenants

The indenture will provide that for so long as any debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of debt securities. The indenture will include the following restrictive covenant, in addition to other customary covenants:

Limitation on Consolidation, Merger and Sale of Assets

Keysight may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•

(1) Keysight is the surviving or continuing entity or (2) the successor entity, if other than Keysight, is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia and expressly assumes by supplemental indenture all of Keysight’s obligations under the notes and the indenture;

•

immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

In the case of any such consolidation, merger, sale, lease, transfer or other conveyance in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Keysight under the indenture and, thereafter, except in the case of a lease, Keysight will be released from the obligation to pay principal and interest on the notes and all obligations and any covenants under the notes and the indenture.

Definitions

For purposes of the indenture:

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Keysight or any direct or indirect subsidiaries of Keysight or the financing of a project involving the development or expansion of properties of Keysight or any direct or indirect subsidiaries of Keysight, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Keysight or any direct or indirect subsidiary of Keysight or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“trustee” means the person named as “Trustee” in the indenture until a successor trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter, “trustee” shall mean or include each person who is then a trustee under the indenture, and if at any time there is more than one such person, “trustee” as used with respect to the notes of any series shall mean the trustee with respect to the notes of that series.

Modification and Waiver

Subject to certain exceptions, the indenture and the notes may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of all series affected by such amendment taken together (including consents obtained in connection with a tender offer or exchange for the notes of such series). Keysight and the trustee may, without the consent of any holders, change the indenture or the notes:

•	to evidence the succession of another person to Keysight and the assumption by any such successor of any covenants of Keysight under the indenture and the notes;

•	to add to any covenants of Keysight for the benefit of holders of the notes or to surrender any right or power conferred upon Keysight by the indenture;

•	to add any additional events of default for the benefit of holders of the notes;

•

to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes or to add guarantees of or additional obligors on the notes of all or any series;

•

to add or appoint a successor or separate trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee in accordance with the requirements set forth in the indenture;

•	to cure any ambiguity, mistake, defect or inconsistency;

•

to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes, provided that the interests of the holders of the notes are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the notes in any material respect;

•

to make any change necessary to comply with any requirement of the Securities and Exchange Commission (the “SEC”) in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	to conform the indenture to the “Description of the Notes” or any other similarly titled section in any offering memorandum, prospectus or prospectus supplement relating to a series of notes; and

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided that any such addition, change or elimination (i) shall neither (a) apply to any note of any series created prior to the execution of the supplemental indenture affecting such modification and entitled to the benefit of such provision nor (b) modify the rights of the holder of any such note with respect to such provision or (ii) shall become effective only when there is no such note outstanding.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment to the indenture or the notes may, without the consent of the holder of each outstanding notes affected thereby:

•	make any change to the percentage of principal amount of notes of any series the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any notes;

•	reduce the principal amount or extend the stated maturity of any notes;

•	reduce the redemption price of any notes or add redemption provisions to the notes;

•	make any notes payable in currency other than that stated in the indenture or the applicable notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to notes; or

•	make any change in the ranking or priority of any series of notes that would adversely affect the holder of such series of notes.

Any past default with respect to any notes may be waived on behalf of all holders of such notes by the holders of a majority in aggregate principal amount of the outstanding notes of all series affected by such waiver taken together, except a default in the payment of principal of or any premium or interest on such notes or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each such outstanding note. Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for any purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

Defeasance

Keysight at any time may terminate all its obligations with respect to any series of notes and the indenture, as it relates to such series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Keysight at any time may also terminate its obligations described under the heading “—Certain Covenants” and under clauses (4), (5) and (6) under the heading “—Events of Default,” with respect to a series of notes, which termination is referred to herein as “covenant defeasance.” Keysight may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Keysight exercises its legal defeasance option with respect to any series of notes, payment of such notes may not be accelerated because of an event of default with respect thereto. If Keysight exercises its covenant defeasance option with respect to any series of notes, payment of such notes may not be accelerated because of an event of default specified in clauses (4), (5) and (6) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Keysight will no longer be obligated to comply with its obligations described under “—Certain Covenants.”

The legal defeasance option or the covenant defeasance option with respect to any notes may be exercised only if:

(a) Keysight irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity;

(b) no default or event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c) in the case of the legal defeasance option, Keysight delivers to the trustee an opinion of counsel stating that:

(1) Keysight has received from the Internal Revenue Service a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(d) in the case of the covenant defeasance option, Keysight delivers to the trustee an opinion of counsel to the effect that the holders of the notes being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e) Keysight delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance of such notes have been complied with as required by the indenture.

Discharge

When (i) Keysight delivers to the trustee all outstanding notes of any series (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Keysight irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes of such series, including interest thereon, and if in either case Keysight pays all other sums related to the notes of such series payable under the indenture by Keysight, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes of such series on demand of Keysight accompanied by an officers’ certificate and an opinion of counsel of Keysight stating that all conditions precedent under the indenture relating to such satisfaction and discharge have been complied with.

Events of Default

Each of the following is an “event of default” under the indenture with respect to notes of any series:

(1) a failure to pay principal of the notes of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2) a default in the payment of any interest or premium, if any, on the notes of such series when due, continued for 30 days;

(3) certain events of bankruptcy, insolvency or reorganization involving Keysight;

(4) a default in the performance, or breach, of Keysight’s obligations under the “Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” heading described above;

(5) a default in the performance, or breach, of any other covenant, warranty or agreement applicable to such series of notes (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 90 days after a Notice of Default (as defined below) is given to Keysight; and

(6) (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries) outstanding in an amount in excess of $150 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $150 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the related event of default under the indenture will be deemed cured.

A default under clause (5) or (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding notify Keysight of the default and Keysight does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Keysight shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Keysight is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may declare, by notice to Keysight in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding notes of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight shall occur, such amount with respect to all the outstanding notes of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding notes of such series to the fullest extent permitted by applicable law. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding notes of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding notes of such series, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of notes, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes of such series, unless such holders shall have offered to the trustee, and if requested, provided, indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of notes of any series will have any right to institute any proceeding with respect to the indenture or the notes unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default;

(b) the registered holders of at least 25% in aggregate principal amount of the notes of such series then outstanding have made written request and offered reasonably satisfactory indemnity to the trustee to institute such proceeding as trustee; and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any notes for enforcement of payment of the principal of, and premium, if any, or interest on, such notes on or after the respective due dates thereof.

The indenture will require Keysight to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Keysight will be required to deliver to the trustee a statement specifying such default or event of default.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Keysight issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Keysight can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The information in this section and in the sections titled “—Ownership of Beneficial Interests” and “—Euroclear and Clearstream, Luxembourg” are provided solely as a matter of convenience. The operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are solely within the control of the respective settlement systems and are subject to changes by them. Keysight takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The notes will be offered in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. Keysight will issue each series of notes in the form of one or more permanent global notes in fully registered, book-entry form without interest coupons, which we refer to as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Except as described below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Ownership of Beneficial Interests.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives), directly or indirectly own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Keysight understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Keysight expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Keysight also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Keysight, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Keysight expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Keysight expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Keysight nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes and DTC notifies the trustee of its decision to exchange beneficial interests in the global notes for certificated notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or ceases to be a “clearing agency” registered under the Exchange Act, and, in either event, a successor depositary is not appointed by Keysight within 90 days or (iii) at any time Keysight notifies the trustee in writing that it elects to cause the issuance of certificated notes under the indenture. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Keysight has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Regarding the Trustee

U.S. Bank Trust Company, National Association is the trustee under the indenture and has also been appointed by Keysight to act as registrar, transfer agent and paying agent for the notes.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Provisions of the DGCL and Keysight’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws could make it more difficult to acquire Keysight by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Keysight to first negotiate with our board of directors. Keysight believes that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Keysight outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Keysight is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Keysight’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by Keysight’s stockholders.

Classified Board

Keysight’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws provide that our board of directors is divided into three classes, with the three classes each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Subject to the rights of holders of any then-outstanding series of preferred stock, Keysight’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws provide that the number of directors will be fixed exclusively by resolution of the board of directors.

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Keysight’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Keysight.

Removal of Directors

Keysight’s Second Amended and Restated Bylaws provide that our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least the majority of Keysight’s voting stock then outstanding.

Amendments to Amended and Restated Certificate of Incorporation

Keysight’s Amended and Restated Certificate of Incorporation, as amended, provides that we are expressly authorized to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation, as amended, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders therein are granted subject to this reservation.

Amendments to Second Amended and Restated Bylaws

Keysight’s Second Amended and Restated Bylaws provide that they may be amended by Keysight’s board of directors or by the affirmative vote of holders of a majority of Keysight’s voting stock then outstanding, subject to the laws of the State of Delaware and the provisions of the Amended and Restated Certificate of Incorporation, as amended.

Size of Board and Vacancies

Keysight’s Second Amended and Restated Bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the rights of any holders of any series of preferred stock to elect directors under specified circumstances. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Keysight’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Stockholder Meetings

Keysight’s Amended and Restated Certificate of Incorporation, as amended, provides that only the board of directors, pursuant to a resolution adopted by the majority of the entire board, the chairman of the board of directors or Keysight’s chief executive officer, or, if the chief executive officer is absent or unable, by the president or any executive vice president, may call special meetings of Keysight’s stockholders. The majority of the board of directors must concur with the calling of the meeting by the chairman, chief executive officer, president or any executive vice president. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Keysight’s Amended and Restated Certificate of Incorporation, as amended, expressly eliminates the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Keysight stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Keysight’s Amended and Restated Certificate of Incorporation, as amended, mandates that advance notice of stockholder nominations for the election of directors will be given in accordance with the bylaws. The Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the Second Amended and Restated Bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Keysight’s Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that Keysight’s board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Keysight through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. Keysight’s board of directors may be able to issue Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

PLAN OF DISTRIBUTION

We will set forth a description of the plan of distribution of the securities that may be offered pursuant to this prospectus in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding Keysight Technologies, Inc. and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.investor.keysight.com and by clicking on the link “Financial Information—SEC Filings.” These references to our and the SEC’s Internet addresses are for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet addresses into this prospectus.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus constitutes part of a registration statement filed under the Securities Act. The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of securities hereby.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed on December  15, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed on January  29, 2024, for the 2024 annual meeting of stockholders incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2024, filed on March 5, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2024, filed on May  31, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended July  31, 2024, filed on August 29, 2024;

•	our Current Report on Form 8-K filed on March 26, 2024; and

•	the description of our registered securities filed as Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed on December 15, 2024.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will furnish without charge to each person to whom this prospectus is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for such documents to Keysight Technologies, Inc., Attention: Investor Relations, 1400 Fountaingrove Parkway, Santa Rosa, California 95403, telephone: (800) 829-4444. You may also access all of the documents above and incorporated by reference into this prospectus free of charge at our website www.keysight.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

$600,000,000

KEYSIGHT TECHNOLOGIES, INC.

4.950% Notes due 2034

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS

Citigroup

BofA Securities

Barclays

J.P. Morgan

October 2, 2024